Exhibit 99.1

News Release

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740
Baker Hughes Announces Third Quarter Results
HOUSTON, Texas – October 22, 2008. Baker Hughes Incorporated (BHI – NYSE) today announced that net income for the third quarter 2008 was $428.9 million or $1.39 per diluted share compared to $389.1 million or $1.22 per diluted share for the third quarter 2007 and $379.3 million or $1.23 per diluted share for the second quarter 2008. Net income for the second quarter of 2008 includes a net charge of $0.13 per diluted share relating to the settlement of litigation.
Revenue for the third quarter 2008 was $3,009.6 million, up 12% compared to $2,677.6 million for the third quarter 2007 and up less than 1% compared to $2,997.5 million for the second quarter 2008. North America revenue for the third quarter 2008 was up 15% compared to the third quarter 2007 and up 3% compared to the second quarter 2008. Outside of North America, revenue for the third quarter 2008 was up 11% compared to the third quarter 2007 and down 1% compared to the second quarter 2008.
Disruptions from the hurricanes in the Gulf of Mexico during the third quarter 2008 negatively impacted earnings by $0.11 per diluted share. In addition, third quarter results include a $0.10 per diluted share tax benefit, which is discrete to the quarter and not expected to recur.
Chad C. Deaton, Baker Hughes chairman, president, and chief executive officer said, “Results in the third quarter improved compared to the same period a year ago led by the strong performance of our product lines in Latin America and in North America land. Excluding the impact of the hurricanes, margins would have been higher sequentially.

“The long-term outlook remains favorable; however, the near-term outlook has become less certain. Our customers will factor lower commodity prices and slower global demand growth into their budgets and a lack of credit may impact customer spending.
“In North America, the current lack of readily available commercial credit combined with increases in natural gas production in excess of demand growth will likely result in decreased gas drilling into next year. However, a meaningful share of our North America revenue, from our oilfield chemical and artificial lift product lines, supports production-related activities and is less exposed to a decrease in natural gas-directed drilling. We continue to believe that a significant decline in gas drilling activity would, in a matter of quarters, bring supply and demand back into balance resulting in subsequent increases in gas-directed drilling.
“We expect that spending outside North America will continue its multi-year expansion, although more modestly in 2009 than in recent years. The global oil market remains tight by historical standards despite the sharp drop in oil prices, and the energy industry remains challenged to develop adequate oil and natural gas supplies to offset current declines in existing fields.
“Today, Baker Hughes has a leading portfolio of technologies, a highly-skilled workforce, a solid balance sheet, a strong credit rating, and an expanding international infrastructure. Our company is well positioned to manage through the near-term issues, maintain our investment in the people, technology and infrastructure necessary to support our long-term growth objectives, and emerge as a stronger competitor with outstanding growth prospects.”
During the third quarter of 2008, debt increased $9 million to $1,631 million, and cash and short-term investments increased $55 million to $1,127 million as compared to the second quarter of 2008. In the third quarter 2008, the company’s capital expenditures were $300 million, depreciation and amortization expense was $158 million and dividend payments were $46 million.

During the third quarter of 2008, the company repurchased 538,900 shares of common stock at an average price of $71.26 per share for a total of $39 million. At the end of the third quarter of 2008, the company had authorization remaining to repurchase $1.2 billion in common stock.

Financial Information
Consolidated Statements of Operations

	Three Months Ended
(In millions, except per share amounts)	September 30,		June 30,
UNAUDITED	2008	2007	2008
Revenues:
Sales	$1,446.2	$1,359.5	$1,465.0
Services and rentals	1,563.4	1,318.1	1,532.5

Total revenues	3,009.6	2,677.6	2,997.5

Costs and Expenses:
Cost of sales	1,031.9	906.7	1,054.5
Cost of services and rentals	995.9	859.1	942.1
Research and engineering	103.2	94.2	106.4
Marketing, general and administrative	278.2	235.0	269.9
Litigation settlement	—	—	62.0

Total costs and expenses	2,409.2	2,095.0	2,434.9

Operating income	600.4	582.6	562.6
Equity in income (loss) of affiliates	(0.2)	—	1.2
Interest expense	(20.5)	(16.7)	(17.1)
Interest and dividend income	9.9	10.5	4.2

Income before income taxes	589.6	576.4	550.9
Income taxes	(160.7)	(187.3)	(171.6)

Net income	$428.9	$389.1	$379.3

Basic earnings per share	$1.40	$1.23	$1.24

Diluted earnings per share	$1.39	$1.22	$1.23

Weighted average shares outstanding, basic	306.7	317.6	306.7
Weighted average shares outstanding, diluted	308.3	319.8	308.4

Depreciation and amortization expense	$158.1	$134.4	$155.7

Capital expenditures	$300.4	$272.7	$312.4

Financial Information
Consolidated Statements of Operations

	Nine Months Ended
(In millions, except per share amounts)	September 30,
UNAUDITED	2008	2007
Revenues:
Sales	$4,164.5	$3,819.4
Services and rentals	4,513.0	3,868.5

Total revenues	8,677.5	7,687.9

Costs and Expenses:
Cost of sales	2,951.8	2,600.0
Cost of services and rentals	2,842.0	2,437.5
Research and engineering	311.9	278.4
Marketing, general and administrative	798.6	692.1
Litigation settlement	62.0	—

Total costs and expenses	6,966.3	6,008.0

Operating income	1,711.2	1,679.9
Equity in income of affiliates	1.5	0.4
Gain on sale of product line	28.2	—
Interest expense	(53.3)	(49.7)
Interest and dividend income	22.1	32.7

Income before income taxes	1,709.7	1,663.3
Income taxes	(506.5)	(549.9)

Net income	$1,203.2	$1,113.4

Basic earnings per share	$3.91	$3.49

Diluted earnings per share	$3.89	$3.47

Weighted average shares outstanding, basic	307.7	318.6
Weighted average shares outstanding, diluted	309.3	320.7

Depreciation and amortization expense	$460.6	$380.3

Capital expenditures	$839.4	$811.1

Calculation of EBIT and EBITDA (non-GAAP measures)1

	Three Months Ended
UNAUDITED	September 30,		June 30,
(In millions)	2008	2007	2008
Income before income taxes	$589.6	$576.4	$550.9
Litigation settlement[2]	—	—	62.0
Interest expense	20.5	16.7	17.1

Earnings before interest expense and taxes (EBIT)	610.1	593.1	630.0
Depreciation and amortization expense	158.1	134.4	155.7

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$768.2	$727.5	$785.7

[1]	EBIT and EBITDA (as defined in the calculations above) are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

[2]	Net charge of $62.0 million ($40.3 million after-tax or $0.13 per diluted share) relating to the settlement of litigation with ReedHycalog announced May 22, 2008.

Consolidated Balance Sheets

	UNAUDITED	AUDITED
	September 30,	December 31,
(In millions)	2008	2007

ASSETS

Current Assets:
Cash and cash equivalents	$1,127.0	$1,054.4
Accounts receivable, net	2,794.6	2,382.9
Inventories	1,988.8	1,714.4
Deferred income taxes	212.2	181.5
Other current assets	175.9	122.4

Total current assets	6,298.5	5,455.6

Property, plant and equipment	2,623.1	2,344.6
Goodwill	1,397.1	1,354.2
Intangible assets, net	180.7	176.6
Other assets	508.2	525.6

Total assets	$11,007.6	$9,856.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$824.8	$704.2
Short-term borrowings and current portion of long-term debt	589.1	15.4
Accrued employee compensation	515.6	456.8
Income taxes payable	130.5	190.9
Other accrued liabilities	260.1	250.6

Total current liabilities	2,320.1	1,617.9

Long-term debt	1,041.4	1,069.4
Deferred income taxes and other tax liabilities	435.3	415.6
Liabilities for pensions and other postretirement benefits	323.6	332.1
Other liabilities	101.3	116.0

Stockholders’ Equity:
Common stock	307.9	315.4
Capital in excess of par value	713.3	1,216.1
Retained earnings	5,894.9	4,818.3
Accumulated other comprehensive loss	(130.2)	(44.2)

Total stockholders’ equity	6,785.9	6,305.6

Total liabilities and stockholders’ equity	$11,007.6	$9,856.6

Revenue and Profit Before Tax by Segment and Region
We report our results under two segments, Drilling and Evaluation and Completion and Production, and under four geographic regions. Operational highlights for the three months ended September 30, 2008, September 30, 2007, and June 30, 2008, are detailed below. All results are unaudited and shown in millions.

	Three Months Ended
	9/30/2008	9/30/2007	6/30/2008

Segment Revenue
Drilling and Evaluation	$1,558.1	$1,356.0	$1,527.1
Completion and Production	1,451.4	1,321.8	1,470.4

Oilfield Operations	3,009.5	2,677.8	2,997.5

Geographic Revenue
North America	1,311.7	1,140.7	1,278.4
Latin America	285.1	240.3	266.5
Europe, Africa, Russia, and the Caspian	874.1	799.1	905.4
Middle East, Asia Pacific	538.6	497.7	547.2

Oilfield Operations	3,009.5	2,677.8	2,997.5

Corporate and Other
Corporate and other revenue	0.1	(0.2)	—

Total revenues	$3,009.6	$2,677.6	$2,997.5

Segment Profit Before Tax
Drilling and Evaluation	$346.6	$357.1	$366.9
Completion and Production	322.8	287.2	322.6

	Three Months Ended
	9/30/2008	9/30/2007	6/30/2008

Oilfield Operations	669.4	644.3	689.5

Geographic Profit Before Tax
North America	316.1	310.1	325.8
Latin America	51.1	48.9	43.8
Europe, Africa, Russia, and the Caspian	201.6	170.6	212.4
Middle East, Asia Pacific	100.6	114.7	107.5

Oilfield Operations	669.4	644.3	689.5

Corporate and Other Profit Before Tax
Litigation settlement[1]	—	—	(62.0)
Interest expense	(20.5)	(16.7)	(17.1)
Interest and dividend income	9.9	10.5	4.2
Corporate and other	(69.2)	(61.7)	(63.7)

Corporate, net interest and other	(79.8)	(67.9)	(138.6)

Total Profit Before Tax	$589.6	$576.4	$550.9

[1]	Net charge of $62.0 million ($40.3 million after-tax or $0.13 per diluted share) relating to the settlement of litigation with ReedHycalog announced May 22, 2008.

The following sections include a calculation of pre-tax operating margin. Pre-tax operating margin is a non-GAAP measure defined as profit before tax (“income before income taxes”) divided by revenue. Management uses the pre-tax operating margin because it believes it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and that this measurement may be used by investors to make informed investment decisions.
Oilfield Operations
Oilfield Operations revenue was up 12% in the third quarter 2008 compared to the third quarter 2007, and was flat sequentially compared to the second quarter 2008. Profit before tax was up 4% compared to the third quarter of 2007 and down 3% sequentially compared to the second quarter of 2008. The pre-tax operating margin in the third quarter 2008 was 22% compared to 24% in the third quarter of 2007 and 23% in the second quarter 2008.
Hurricane Impacts
We estimate that the combined negative impact of Hurricanes Gustav and Ike was approximately $78 million in revenue and $50 million in profit before tax or $0.11 per share. The impact on North America was approximately $55 million in revenue and $39 million in profit before tax or approximately $0.09 per share. The balance of the impact, $23 million in revenue and $11 million in profit before tax or approximately $0.02 per share, was associated with export orders which were delayed from the third quarter 2008 into the fourth quarter 2008. The impact on the Drilling and Evaluation segment was approximately $44 million in revenue and $27 million in profit before tax and the impact on the Completion and Production segment was approximately $34 million in revenue and $23 million in profit before tax.
Drilling and Evaluation
Drilling and Evaluation revenue was up 15% in the third quarter 2008 compared to the third quarter 2007, and up 2% sequentially compared to the second quarter of 2008. Profit before tax in the third quarter 2008 was down 3% compared to the third quarter of 2007 and down 6% compared to the second quarter 2008. The pre-tax operating margin in the third quarter 2008 was 22% compared to 26% in the third quarter 2007 and 24% in the second quarter 2008.

Completion and Production
Completion and Production revenue was up 10% in the third quarter 2008 compared to the third quarter 2007 and down 1% sequentially compared to the second quarter 2008. Profit before tax in the third quarter 2008 was up 12% compared to the third quarter 2007 and flat compared to the second quarter 2008. The pre-tax operating margin in the third quarter 2008, the third quarter of 2007 and the second quarter 2008 was 22%.
North America
North America revenue increased 15% in the third quarter 2008 compared to the third quarter 2007 and increased 3% compared to the second quarter 2008. In North America, comparing the third quarter 2008 to the third quarter 2007, revenue from our U.S. land operations increased 25% compared to a rig count which increased 11%; U.S. offshore revenue decreased 14% compared to a rig count which decreased 5%; and Canada revenue increased 12% compared to a 25% increase in the rig count. Adjusting for the negative impact of Hurricanes Gustav and Ike, North America revenues in the third quarter 2008 would have increased 20% compared to the third quarter of 2007 and would have increased 7% compared to the second quarter 2008.
Profit before tax in the third quarter 2008 was up 2% compared to the third quarter of 2007 and down 3% compared to the second quarter 2008. The pre-tax operating margin in the third quarter 2008 was 24% compared to 27% in the third quarter 2007 and 26% in the second quarter 2008. Adjusting for the negative impact of Hurricanes Gustav and Ike ($39 million profit before tax or $0.09 per share), pre-tax operating margins in the third quarter 2008 would have been approximately 26%.
The improvement in North America revenue was led by our Completion and Production segment and directional drilling.
Latin America
Latin America revenue increased 19% in the third quarter of 2008 compared to the third quarter of 2007 and compared to an 8% increase in the rig count, and increased 7% in the third quarter 2008 compared to the second quarter 2008 and compared to a 1% increase in the rig count.
Profit before tax in the third quarter 2008 was up 5% compared to the third quarter of 2007 and up 17% compared to the second quarter 2008. The pre-tax operating margin in the third quarter 2008 was 18% compared to 20% in the third quarter 2007 and 17% in the second quarter 2008. Operating profit was negatively impacted by start-up costs associated with the significant contract wins announced last quarter in Brazil and Mexico.
The improved revenue in Latin America versus the same period last year was led by directional systems in Brazil and Colombia; completion systems in Mexico and Venezuela; and drill bits in several countries. In Colombia we began work on our first integrated operations contract in that country.
Europe Africa Russia Caspian
Europe, Africa, Russia, and Caspian revenue increased 9% in the third quarter 2008 compared to the third quarter 2007, and decreased 3% sequentially compared to the second quarter 2008. Russia and Caspian area revenue was flat in the third quarter 2008 compared to the third quarter 2007, and decreased 8% sequentially compared to the second quarter 2008. Europe revenue was up 13% in the third quarter 2008 compared to the third quarter 2007 and compared to a decrease of 6% in the North Sea rig count; and flat compared to the second quarter 2008 and compared to an increase of 2% in the North Sea rig count. Africa revenue was up 11% in the third quarter 2008 compared to the third quarter 2007 and compared to a 4% decrease in the rig count and down 6% compared to the second quarter 2008 and compared to a 5% decrease in the rig count.
Profit before tax in the third quarter 2008 was up 18% compared to the third quarter of 2007 and down 5% compared to the second quarter 2008. The pre-tax operating margin in the third quarter 2008 was 23% compared to 21% in the third quarter 2007 and 24% in the second quarter 2008.
The improved revenue in the region, compared to the year ago quarter was led by all product lines in Norway, drilling and evaluation in Libya, and completion systems and wireline in Kazakhstan. In the third quarter 2008 we were awarded over $800 million in contract awards for future work, including a $450 million award for multiple product lines for BP Norway.
Middle East Asia Pacific
Middle East Asia Pacific revenue increased 8% in the third quarter 2008 compared to the third quarter 2007 and decreased 2% sequentially compared to the second quarter 2008. Middle East revenue was up 15% in the third quarter 2008 compared to the third quarter 2007 and compared to a 5% increase in the rig count. Revenue was flat in the third quarter 2008 compared to the second quarter 2008. Asia Pacific revenue was up

3% in the third quarter 2008 compared to the third quarter 2007 and compared to a 6% increase in the rig count; and down 3% compared to the second quarter 2008 and compared to a decrease of 1% in the rig count.
Profit before tax in the third quarter 2008 was down 12% compared to the third quarter of 2007 and down 6% compared to the second quarter 2008. The pre-tax operating margin in the third quarter 2008 was 19% compared to 23% in the third quarter 2007 and 20% in the second quarter 2008.
The improvement in revenues from the region in the third quarter 2008 compared to the third quarter 2007 was led by our Drilling and Evaluation segment in Saudi Arabia and India, the Completion and Production segment in Egypt and sales of various other product lines in Oman, Pakistan, Yemen, Brunei, Malaysia, Singapore and Vietnam.
In the quarter we were awarded several contracts for future work, including the artificial lift and completion systems for the Manifa project in Saudi Arabia; drilling fluids and completion systems for Cairn in India; wireline for eight exploration rigs for ONGC India; and oilfield chemicals for Qatar Gas.
Corporate, Net Interest and Other
Corporate, net interest and other expense increased $12 million in the third quarter 2008 compared to the third quarter 2007.
Outlook
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Factors affecting these forward-looking statements are detailed below under the section titled “Forward-Looking Statements” in this news release. These statements do not include the potential impact of any stock repurchases, acquisition, disposition, merger, joint venture or other transaction or event that could occur in the future.
•	Outside of North America, revenue for the fourth quarter 2008 is expected to increase between 14% and 15% compared to the fourth quarter 2007.

•	Corporate and other expenses, excluding interest expense, interest income, dividend income, and the second quarter litigation settlement, are expected to be approximately $270 million for the year 2008.

•	Capital expenditures are expected to be approximately $1.3 billion for the year 2008.

•	Depreciation and amortization expense is now expected to be approximately $640 million for the year 2008.

•	The tax rate on operating results for the fourth quarter of 2008 is expected to be between 31% and 32%. The tax rate on operating results for the full year 2008 is now expected to be between 30.0% and 30.5%.
Conference Call
The company has scheduled a conference call to discuss the results of today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time, on Wednesday, October 22, 2008. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Wednesday, November 5, 2008. The number for the replay is (800) 642-1687, or (706) 645-9291 for international callers, and the access code is 59190055. The call and replay will also be web cast on www.bakerhughes.com/investor.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “Forward–Looking Statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “may,” ”probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward–looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2007; the company’s subsequent quarterly reports on Form 10-Q; and those set forth from time to time in our other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the company’s website at http://www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward–looking statement.
Our expectations regarding our business outlook, including changes in revenue, pricing, expenses, capital spending, backlogs, profitability, tax rates, strategies for our operations, oil and natural gas market conditions, market share and contract terms, costs and availability of resources, economic and regulatory conditions, the impact of the current conditions of the credit and financial markets on regional and global economic growth, legal and regulatory matters, and environmental matters are only our forecasts regarding these matters.
These forecasts may be substantially different from actual results, which are affected by many risks including the following risk factors and the timing of any of those risk factors:
Economic conditions – worldwide economic growth; the effect that energy prices may have on worldwide economic growth and demand for hydrocarbons; the effect recent declines in credit availability may have on worldwide economic growth; the ability of our customers to finance their exploration and development plans; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; the condition of the debt, capital and equity markets in general, any impact on our ability to borrow to fund short-term cash requirements and retire long-term debt upon maturity as well as any impact on our customers’ spending and ability to pay amounts owed to us; our ability to estimate the size of and changes in the worldwide oil and natural gas industry. Changes in the price of our stock may affect the results and timing of our stock repurchase program.
Oil and gas market conditions – the level of petroleum industry exploration, development and production expenditures; drilling rig and oil and natural gas industry manpower and equipment availability; the price of, volatility in pricing of, and the demand for, crude oil and natural gas; drilling activity; excess productive capacity; LNG imports; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.
Terrorism and geopolitical risks – war, military action, terrorist activities or extended period of international conflict, particularly involving the U.S., Middle East or other major petroleum–producing or consuming regions; labor disruptions, civil unrest or security conditions where we operate; expropriation of assets by governmental action.
Price, market share, contract terms, and customer payments – our ability to implement and affect price increases for our products and services; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the integration of newly-acquired businesses; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies, successfully execute these contracts, and receive payment; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.
Costs and availability of resources – our ability to manage the rising costs and availability of sufficient raw materials and components (especially steel alloys, chromium, copper, carbide, lead, nickel, titanium, beryllium, barite, synthetic and natural diamonds, chemicals, and electronic components); our ability to manage energy related costs; our ability to manage compliance related costs; our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs and manage the associated costs; manufacturing capacity and subcontracting capacity at forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long–lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; the development of technology by us or our competitors that lowers overall finding and development costs; labor–related actions, including strikes, slowdowns and facility occupations.
Litigation and changes in laws or regulatory conditions – the potential for unexpected litigation or proceedings; the legislative, regulatory and business environment in the U.S. and other countries in which we operate; costs and changes in processes and operations related to or resulting from the activities of the compliance monitor appointed to assess our Foreign Corrupt Practices Act policies and procedures in connection with previously reported settlements with the SEC and Department of Justice (“DOJ”) as well as compliance with the terms of the settlements; outcome of government and legal proceedings as well as costs arising from compliance and ongoing or additional investigations in any of the countries where the company does business; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; changes in export control laws or exchange control laws; restrictions on doing business in countries subject to sanctions; customs clearance procedures; changes in laws in countries identified by management for immediate focus; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of tax assessments or audits by various tax authorities; additional taxes incurred as a result of any resolution with the SEC and DOJ; ability to fully utilize our tax loss carry forwards and tax credits; our ability to comply with the terms of our deferred prosecution agreement with the SEC and DOJ, including the application of that agreement to newly acquired businesses.
Environmental matters – unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.
Baker Hughes provides reservoir consulting, drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.
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